Exhibit 11
                              DeVlieg-Bullard, Inc.
                        Computation of Earnings per Share
              (unaudited - in thousands, except per share data) (a)

                                                        Three Months Ended                    Six Months Ended
                                                             January 31,                         January 31,
                                                      1998               1997              1998               1997
                                                    --------           --------          --------           --------
Net (loss) income                                   $ (2,232)          $    754          $ (1,960)          $  1,483
                                                    ========           ========          ========           ========

Shares for basic earnings per share:
Average number of common shares
     outstanding                                      12,281             12,250            12,278             12,250
Dilutive effect of outstanding stock
     purchase warrants (b):
         Class A                                       1,496              1,494             1,496              1,494
         Class B (c)                                     288                288               288                287
                                                    --------           --------          --------           --------
     Total Basic shares outstanding                   14,065             14,032            14,062             14,031
                                                    ========           ========          ========           ========

Basic earnings per share                            $  (0.16)          $   0.05          $  (0.14)          $   0.11
                                                    ========           ========          ========           ========

Additional shares for dilution:
Basic shares outstanding                              14,065             14,032            14,062             14,031
Dilutive effect of outstanding options (b)               (e)                341               (e)                280
Dilutive effect of outstanding stock
     purchase warrants - Class C (b) (d)                 (e)                747               (e)                747
                                                    --------           --------          --------           --------
Total shares used in calculation of
     diluted earnings per share                       14,065             15,120            14,062             15,058
                                                    ========           ========          ========           ========

Diluted earnings per share                          $  (0.16)          $   0.05          $  (0.14)          $   0.10
                                                    ========           ========          ========           ========


Notes:

(a) In accordance with the provisions of SFAS 128, "Earnings per Share," the prior year has been restated.

(b)  As determined by application of the treasury stock method.

(c) A total of 289 Class B stock purchase warrants were issuable May 1997 using a formula based on the average closing stock price for the 90 days prior to issuance. The Class B warrants became issuable on March 18, 1996, but at that time, the number of shares was unknown.

(d) In connection with the refinancing of the senior debt facility in October 1995, 750 Class C stock purchase warrants ("Class C Warrants") were issued. The Company has the opportunity to earn back these warrants based on earnings as defined in the agreement. For the three and six months ended January 31, 1998 and 1997, the Company did not meet the defined earnings level, therefore all Class C Warrants were considered outstanding.

(e)  Not included in calculation as effect would be antidilutive.